EXHIBIT 10.2


       AGREEMENT between TPG CAPITAL CORPORATION, a Delaware corporation ("TPG") and ATERIAN CORPORATION, a development stage Delaware corporation ("Aterian") for the performance of certain activities by TPG to assist Aterian in locating a suitable target company with which Aterian may enter into a merger, acquisition, reorganization or other arrangement (the "Business Combination").

       WHEREAS Aterian is a development stage company that has no specific business plan and intends to merge or acquire an unidentified company;

       WHEREAS TPG desires to assist Aterian in locating and effecting a Business Combination.

       NOW THEREFORE, it is agreed:

       1.00 TPG SERVICES. TPG or an affiliate of TPG shall provide or arrange for providing and the completion of the following services (the "Services"). TPG can perform the Services itself or arrange for an affiliate or third-party to perform such Services.  The Services shall include:

       (1) Advise on the structure of the Business Combination and what steps are required to be taken by Aterian in preparation for the completion of the Business Combination.

       (2) Arrange for the preparation of audited financial statements for Aterian;

       (3) Assist Aterian in preparing and filing with the Securities and Exchange Commission a registration statement and all amendments on Form 10-SB;

       (4) Contact consultants, attorneys, accountants, brokers, investment advisors and others to obtain and screen potential candidate companies for the Business Combination;

       (5) Review potential candidate company materials, meet with potential candidate management and present potential candidates to Aterian;

       (6) Merge Aterian into or exchange its stock with or assist in transferring its assets into an existing corporation or merge an existing corporation into or transfer the assets of an existing corporation into Aterian ("the Business Combination");

       (7) Prepare, assist in preparing or review the agreement for the Business Combination;

       (8) Prepare and file with the Securities and Exchange Commission a Form 8-K describing the Business Combination between Aterian and an existing company ("the Company" hereinafter shall mean the corporation following the Business Combination);

       (9) Introduce the Company to one or more market makers for the purpose of making an orderly and efficient market in the Company's securities;

       (10) Assist the Company with listing its securities on the NASD OTC Bulletin Board or, if the Company meets such requirements, apply for admission to quotation of the Company's securities on the Nasdaq Stock Market and/or their listing on a regional or national stock exchange, if requested by the Company;

       (11) Take any other actions reasonably required to complete the Transactions;

       (12) Assist in the preparation and filing with the Securities and Exchange Commission a registration statement on Form S-1 or Form SB-2 and all amendments, as required to provide free-trading securities of Company;

       (13) Monitor on-going compliance with the securities laws and assist in timely filing required reports under the Securities Exchange Act of 1934.

       2.00    CONSIDERATION.  TPG shall receive as consideration for the
Services 5,000,000 shares of common stock of Aterian.   TPG can share with
its affiliates or others that perform any or all of the Services, in its sole discretion, all or any portion of the stock received as compensation herein and Aterian shall, at the direction of TPG, issue the shares directly to and in the name of such affiliate or third-party. TPG acknowledges and understands that all or a portion of the stock may be issued to individuals, to certain affiliates on behalf of certain individuals or to officers or directors of Aterian.

       3.00 OTHER PAYMENT. Aterian understands, and has no objection, that TPG may receive compensation in the form of cash or stock for services rendered by it to such target company, including without limitation the introduction of Aterian to such target company and assistance in effecting a Business Combination.

       4.00 OTHER CONSULTANTS. TPG understands, and has no objection, that Aterian may use the services of other consultants and may enter into a Business Combination with a company or companies other than any potential target company introduced to it by TPG.

       5.00 EXPENSES. TPG will bear its own expenses incurred in regard to the Services including, without limitation, travel, telephone, duplication costs, and postage.

       6.00 ARBITRATION. The parties hereby agree that any and all claims (except only for requests for injunctive or other equitable relief) whether existing now, in the past or in the future as to which the parties or any affiliates may be adverse parties, and whether arising out of this agreement or from any other cause, will be resolved by arbitration before the American Arbitration Association within the District of Columbia.

       7.00 COVENANT OF FURTHER ASSURANCES. The parties agree to take any further actions and to execute any further documents which may from time to time be necessary or appropriate to carry out the purposes of this agreement.

       8.00    EFFECTIVE DATE.   The effective date of this agreement is
June 7, 1999.

       IN WITNESS WHEREOF, the parties have approved and executed this agreement.


TPG CAPITAL CORPORATION


_____________________________________
President


ATERIAN CORPORATION


__________________________________
President